Exhibit 99.1

ISTA Pharmaceuticals Reports Fourth Quarter and Full-Year 2009 Financial Results

—2009 Revenue Increases 33% to $110.6 Million—

—Company Exceeds Guidance and Reports Operating Income of $2.1 Million—

—Company Generates Positive Cash Flow of $2.7 Million in 2009—

—Company Expects to Become Profitable in 2010 (excluding warrant charges)—

IRVINE, Calif., February 23 /PRNewswire-FirstCall/ ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the quarter and the year ended December 31, 2009. Fourth quarter 2009 net revenues of $34.3 million increased 22% from the fourth quarter of 2008. For the full year, ISTA reported 2009 net revenues of $110.6 million, a 33% increase over 2008’s full-year results. In addition, ISTA reported operating income of $2.1 million and positive cash flow of $2.7 million for 2009, exceeding the Company’s goal of being operating income breakeven for the year.

“The solid financial performance we delivered to our shareholders in 2009 reflects the strength of ISTA’s Xibrom in the cataract surgical setting and the benefit Istalol brings to glaucoma patients,” stated Vicente Anido Jr., Ph.D., President and Chief Executive Officer of ISTA. “Because of several competitive situations that allowed us to gain greater market share for Xibrom, Istalol and Vitrase, we were able to raise guidance during 2009.

“When 2009 began, we made several commitments to our investors. First, we made a corporate-wide commitment that ISTA would be operating income breakeven in 2009, and we exceeded that goal. Second, we promised to focus all of our senior management team’s efforts to support our Bepreve New Drug Application (NDA) filing, and at the onset of September, the U. S. Food and Drug Administration (FDA) gave us approval. The early feedback we are getting from ophthalmologists, our traditional customers, and our new customers in the allergists’ and optometrists’ offices has been very positive. We have put a great deal of sales and marketing support behind Bepreve and are ready for the allergy season to begin later this quarter. We also believe we can build a solid and sustainable revenue stream by gaining prescriptions to treat the chronic allergy sufferer. Third, we completed the development of XiDay and filed our supplemental NDA for this product.”

Dr. Anido concluded, “2010 is another exciting year for ISTA. Everyone is committed to becoming EPS positive, without warrant valuation expense, for the first time in ISTA’s history. Our sales force is excited to build Bepreve into a leading ophthalmic allergy treatment, and our expanded sales force will support Xibrom’s continued growth. We are looking forward to launching our Phase 3 clinical programs for our new bromfenac formulation for dry eye and completing the work necessary to launch our bepotastine nasal allergy clinical program.”

Fourth Quarter and Year-End 2009 Operating Details

Total Revenues (in millions, except percentage data)
	Year Ended December 31, 2009	Year Ended December 31, 2008	% Change
Xibrom™	$81.1	$63.0	29%
Istalol®	18.8	14.6	29%
Bepreve™	1.7	—
Vitrase®	5.9	5.2	13%
Product sales, net	107.5	82.8	30%
License revenue	3.1	0.3

Total Revenues	$110.6	$83.1	33%

Net revenues for the fourth quarter and year ended December 31, 2009 was $34.3 and $110.6 million, respectively, or an increase of 22% and 33%, respectively, over the same periods in 2008. Included in net revenues for the year ended December 31, 2009 was $1.7 million associated with the launch of Bepreve and $3.1 million of non-recurring and previously deferred revenue primarily associated with the termination of a supply agreement.

Gross margin for the fourth quarter and year ended December 31, 2009 was 75%, or $25.7 million and 75%, or $83.4 million, respectively, as compared to 74%, or $20.9 million and 74%, or $61.1 million, respectively, for the same periods in 2008. The increase in gross margin for the 2009 periods was primarily the result of continued increased growth in prescription levels and market share, particularly for Xibrom.

Research and development expenses for the fourth quarter and year ended December 31, 2009, were $5.3 million and $24.9 million, respectively, as compared to $7.3 million and $32.4 million during the same periods in 2008. The decrease is due in part to the timing, initiation and completion of clinical trials.

Selling, general, and administrative expenses for the fourth quarter and year ended December 31, 2009, were $17.5 million and $56.4 million, respectively, as compared to $13.4 million and $53.5 million for the corresponding periods in 2008. The increase is primarily attributable to higher sales and marketing expenses associated with the launch of Bepreve and the expansion of our sales force, as well as an overall increase in administrative costs, primarily legal expenses and personnel costs.

Operating income for the fourth quarter and year ended December 31, 2009, was $2.9 million and $2.1 million, respectively, compared with an operating income of $0.2 million and an operating loss of $24.8 million for the same periods in 2008.

Net loss for the fourth quarter and year ended December 31, 2009, including non-cash warrant valuation charges, was $0.6 million, or $0.02 per share, and $57.8 million, or $1.74 per share, respectively, compared with a net loss of $1.9 million, or $0.06 per share, and $34.7 million (as adjusted), or $1.05 per share (as adjusted), for the same periods in 2008. The non-cash warrant valuation charges for the fourth quarter and year ended December 31, 2009, were $1.4 million, or $0.04 per share, and $52.1 million, or $1.57 per share, respectively, and reflect the change in the valuation of the warrants primarily driven by an increase in our stock price plus an increase in related volatility.

ISTA generated $2.7 million of positive cash flow during 2009. At December 31, 2009, ISTA had approximately $53.7 million in cash, which included a $13 million borrowing in December 2009 under ISTA’s revolving line of credit with Silicon Valley Bank.

2010 Financial Outlook

•

ISTA expects its net revenues for 2010 will be approximately $147 to $165 million. The Company continues to assume there will not be a generic competitor to Xibrom in 2010. ISTA expects sales from its Xibrom franchise (including XiDay, assuming FDA approval) to be in the range of $95 to $105 million and anticipates sales from Bepreve will be at least $20 million. As in previous years, ISTA expects its net revenues to be seasonal, with first quarter net revenues being the lowest of the year and less than the prior quarter.

•	ISTA expects its gross margin in 2010 will be in the range of 74 to 76%.

•

ISTA expects R&D expenses to be approximately 18 to 22% of net revenues, depending upon the progress of its clinical programs. In 2010, the Company will focus its development activities on its bromfenac formulation as a treatment for dry eye disease and its nasal bepotastine formulation for nasal allergies. During 2010, ISTA anticipates initiating its full-scale Phase 3 clinical program in dry eye disease, as well as the long-term safety study required by the FDA in advance of an NDA filing. To maximize its bepotastine franchise, the Company will complete its formulation work for bepotastine nasal and anticipates initiating the clinical program with this product as a treatment for nasal allergies in 2010.

•	ISTA expects SG&A expenses for 2010 to be approximately 48 to 52% of net revenues.

•	ISTA expects its operating income for 2010 will be $8 to $10 million.

•

ISTA expects its net income for 2010 will be at least $1 million, or earnings per share of $0.02, excluding any valuation charges relating to warrants. Once ISTA is profitable, the Company expects its fully diluted common shares, including its outstanding shares of common stock, warrants and stock options on a treasury stock basis, will be approximately 49 million shares.

•	ISTA expects its business to generate $6 to $10 million of cash in 2010.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, February 23, 2009, at 5:00 PM Eastern Time, to discuss its fourth quarter and full-year 2009 results. To access the live conference call, U.S. and Canadian participants may dial 866-713-8395; international participants may dial 617-597-5309. The access code for the live call is 78279134. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 50811924. This conference call will also be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals is the fourth largest branded ophthalmic pharmaceutical business in the U.S. ISTA’s four marketed products plus its product candidates include therapies for inflammation, ocular pain, allergy, glaucoma, and dry eye. The Company is developing a strong product pipeline to fuel future growth and market share, supporting its goal to become the leading niche ophthalmic pharmaceutical company in the U.S. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ website at http://www.istavision.com/.

Xibrom™ (bromfenac ophthalmic solution) 0.09%, Istalol® (timolol maleate ophthalmic solution) 0.5%, Bepreve™ (bepotastine besilate ophthalmic solution) 1.5%, Vitrase® (hyaluronidase injection) Ovine and XiDay™, are trademarks of ISTA Pharmaceuticals.

Full prescribing information for Bepreve™ is available on ISTA Pharmaceuticals’ website at http://www.istavision.com/pdf/Bepreve_insert.pdf

Full prescribing information for Xibrom is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/XibromPI_XIB553.pdf

Full prescribing information for Istalol® is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/Istalol_Full_PI-ISL274.pdf

Full prescribing information for Vitrase® is available on ISTA Pharmaceuticals’ website at www.istavision.com/products/vitrase200_package_insert.pdf

Forward-Looking Statements

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2010 expected financial results, the initiation of a Phase 3 study for ISTA’s bromfenac formulation for dry eye, formulation and full-scale clinical development of bepotastine nasal, the successful launch of Bepreve, the anticipated approval and subsequent launch of XiDay, and the continued growth of ISTA’s Xibrom franchise are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, risks associated with: timely receipt and maintenance of regulatory approvals for ISTA’s products and product candidates, and continued compliance with FDA and or other governmental regulations applicable to ISTA’s facilities, products and/or business; successful and timely completion of clinical trials and other research and development efforts for ISTA’s product candidates; successful implementation of any product acquisition or in-licensing transactions that ISTA might pursue and close; generic manufacturers’ receipt of approval for generic versions of ISTA’s products; market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; ISTA’s ability to manage its anticipated growth; ISTA’s ability to raise capital on favorable terms in the future, if required; unpredictable and unstable changes in economic conditions; continued compliance with third-party borrowing arrangements; timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; the continued availability of third party sourced products and raw materials on commercially reasonable terms, or at all; the continued availability of third-party reimbursement; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2008, and its Forms 10-Q for the quarters ended March 31, 2009, June 30, 2009, and September 30, 2009.

CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Investors, Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Investors, Juliane Snowden, +1-212-213-0006, jsnowden@burnsmc.com, or Media, Justin Jackson, jjackson@burnsmc.com, both of Burns McClellan, for ISTA Pharmaceuticals

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(as adjusted)		(as adjusted)
Revenues:
Product sales, net	$34,284	$28,049	$107,593	$82,798
License revenue	—	70	3,055	278
Total revenues	34,284	28,119	110,648	83,076
Cost of products sold	8,631	7,186	27,278	21,947
Gross profit margin	25,653	20,933	83,370	61,129
Costs and expenses:
Research and development	5,261	7,347	24,904	32,400
Selling, general, and administrative	17,503	13,389	56,377	53,539
Total costs and expenses	22,764	20,736	81,281	85,939
Income (Loss) from operations	2,889	197	2,089	(24,810)
Interest income	—	35	—	714
Interest expense	(3,254)	(1,765)	(8,591)	(8,100)
Loss on extinguishment of debt	—	—	—	(2,497)
Gain (loss) on derivative valuation	1,177	(355)	1,177	26
Loss on warrant valuation	(1,363)	—	(52,066)	—
Other, net	(28)	—	(363)	—
Net loss	$(579)	$(1,888)	$(57,754)	$(34,667)
Net loss per common share, basic and diluted	$(0.02)	$(0.06)	$(1.74)	$(1.05)
Shares used in computing net loss per common share, basic and diluted	33,284	33,056	33,228	33,028

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheets Data

(in thousands)

(unaudited)

	December 31,	December 31,
	2009	2008
		(as adjusted)
Cash and short-term investments	$53,702	$53,016
Working capital	29,113	31,500
Total assets	89,144	82,660
Total stockholders’ deficit	(78,028)	(17,199)